UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

DIGITAL MUSIC GROUP, INC.

(Exact name of registrant specified in its charter)

Delaware	000-51761	20-3365526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2151 River Plaza Drive, Suite 200, Sacramento, California	95833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (916) 239-6010

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2006, the Compensation Committee of the Board of Directors of Digital Music Group, Inc. (the “Company”) approved the Management Incentive Bonus Plan (the “Plan”) for the year ending December 31, 2006.

The Plan functions as follows:

Participants

Each corporate officer of the Company, presently consisting of the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and two Vice Presidents of Business Development, is a participant in the Plan, and has an annual target bonus. Participants may be added during the year, if approved by the Compensation Committee, on a pro rata basis; however, no additions may be made during the final five months of 2006. Only those participants who are employed on the last day of the fiscal year shall be eligible to receive a bonus, unless there is a contractual obligation otherwise. Also, participants who voluntarily resign from the Company prior to the annual earnings announcement for 2006 shall forfeit all 2006 bonuses.

Administration

The Plan will be administered by the Compensation Committee of the Company. The Compensation Committee retains the right to decide all matters of interpretation with respect to the Plan. Decisions of the Compensation Committee shall be final and binding. The Compensation Committee also retains the right to amend, clarify or redefine, prospectively or retroactively, any and all terms of the Plan by a majority vote of its members.

Performance Criteria

The following three performance criteria will be used to calculate bonuses under the Plan for 2006:

1.	Deployment of capital for acquisitions approved by the Content Acquisition Committee of the Company;

2.	Net loss of the Company; and

3.	Achievement of corporate objectives.

Performance Measurement

For the first two performance criteria above, specific performance metrics will be used to determine the achievement of bonuses. The third performance criteria is discretionary in nature and will be based on an assessment by the Compensation Committee of qualitative factors including, but not limited to: maintaining value and liquidity in the Company’s stock price; attracting and retaining high-caliber employees in all departments; expanding the geographic and various content network of channel partners; successfully renegotiating the Company’s contracts with online music stores; maintaining good relationships with channel partners, content owners, artists and other important third parties; acquiring quality catalogs; efficiently processing the new catalogs, and achieving preliminary performance consistent with the acquisition economics; implementing an effective investor relations program; maintaining effective systems and controls over the business and financial reporting; and maintaining open and candid communications with the Board of Directors.

Each performance criteria above is given a weighting, and they each add up to 100%. A lower and upper boundary is also set on each side of the performance metric. In the event the lower boundary is not met, there will be no target bonus paid on that component of the bonus. In the event the upper boundary is met, target bonus is paid out at 100%. Performance between the boundaries are paid based on a straight-line calculation.

Target Bonuses and Calculation

The target bonus weighting for the corporate officers on a percentage basis applied to the three performance criteria above is as follows:

		Performance Criteria (%)
Officer	Title	1	2	3
Mitchell Koulouris	President and Chief Executive Officer	35	35	30
Anders Brown	Chief Operating Officer	20	50	30
Karen Davis	Chief Financial Officer	35	35	30
Peter Koulouris	Vice President of Business Development	40	20	40
Richard Rees	Vice President of Business Development	40	20	40

The maximum target bonuses under the Plan will be 100% of the annual base salary currently in effect for the President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and 75% of the annual base salary currently in effect for the two Vice Presidents of Business Development.

The individual bonuses will be determined by the Compensation Committee by multiplying the annual base salary amount subject to bonus for each corporate officer by the applicable performance metrics and by the target bonus weighting percentages for each performance criteria set forth above.

Payment of Bonuses

Bonuses under the Plan will be paid to the corporate officers as soon as practical after the release of the Company’s annual results for 2006 and in no event later than April 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL MUSIC GROUP, INC.

Date: July 5, 2006	By:	/s/ Karen Davis
	Name:	Karen Davis
	Title:	Chief Financial Officer